Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BED BATH & BEYOND INC.*

Under Section 805 of the Business Corporation Law

It is certified that:

1.  The name of the corporation (hereinafter called the “Corporation”) is BED BATH & BEYOND INC.  The name under which the Corporation was originally formed is B & B TEXTILE CORPORATION.

2.  The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on October 5, 1971.

3.  The Certificate of Incorporation of the Corporation is hereby amended by striking out Article SEVENTH which relates to the election and service term of the Board of Directors and the voting rights of the Board of Directors and shareholders of the Corporation, and substituting in lieu of said Article the following new Article SEVENTH:

“SEVENTH:  (a) The number of directors comprising the entire Board of Directors shall be fixed from time to time in accordance with the specific provisions of the By-laws of the Corporation.

(b)  At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting and until his or her successor is elected and qualified.

(c)  The vote required for the election of directors by the shareholders shall be the affirmative vote of a “majority of votes cast” (as defined herein), unless the election is contested, in which case directors shall be elected by a plurality of votes cast.  An election shall be contested if, as of the record date (or such later date as may be determined by the Board of Directors based on events occurring after the record date, but in no event later than the date the corporation files its definitive

*                 To be filed promptly after the Corporation’s 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) with the New York Department of State if proposals regarding majority voting for the election of directors in non-contested elections and elimination of supermajority voting provisions are approved by the Corporation’s shareholders at the 2009 Annual Meeting.

proxy statement with the Securities and Exchange Commission), the number of nominees exceeds the number of directors to be elected.   A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes “withheld” or cast “against” that director.  Abstentions and broker non-votes shall not constitute votes cast or votes withheld.”

4.  The Certificate of Incorporation of the Corporation is hereby amended by adding the following new Article EIGHTH which relates to the vote required for shareholder approval to adopt a plan of merger or consolidation in accordance with Section 903 of the Business Corporation Law of the State of New York (the “Business Corporation Law”), the sale, lease or exchange of all or substantially all of the Corporation’s assets in accordance with Section 909 of the Business Corporation Law, a share exchange in accordance with Section 913 of the Business Corporation Law or a dissolution in accordance with Section 1001 of the Business Corporation Law:

“EIGHTH:  The affirmative vote of the shareholders entitled to cast a majority of the votes entitled to be cast shall be required to (i) adopt a plan of merger or consolidation in accordance with Section 903 of the Business Corporation Law, (ii) approve the sale, lease or exchange of all or substantially all of the assets of the Corporation in accordance with Section 909 of the Business Corporation Law, (iii) approve a share exchange in accordance with Section 913 of the Business Corporation Law, (iv) dissolve in accordance with Section 1001 of the Business Corporation Law, or (v) act under any successor provision to the foregoing provisions of the Business Corporation Law.”

5.  The amendment of the Certificate of Incorporation herein certified was authorized first by vote of the Board of Directors of the Corporation and then by the affirmative vote of the holders of at least 80% of voting power of all of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this        day of                       , 2009.

BED BATH & BEYOND INC.

Steven H. Temares
Chief Executive Officer